                                                                    Exhibit 11.1



                           IWERKS ENTERTAINMENT, INC.

                               Earnings Per Share
                    (in thousands except per share amounts)


                                                For the three months ended
                                                       September 30,


                                                  1997             1996
                                               -----------      -----------
                                               (unaudited)      (unaudited)

Weighted average number of shares outstanding   12,160,184       11,635,208


Common equivalent shares:
  Options and warrants                                   *          920,804
                                               -----------      -----------

                                                12,160,184       12,556,012
                                               ===========      ===========

Net (loss) income                              $ (506,000)      $   174,000
                                               ===========      ===========


Net (loss) income per share                    $     (.04)      $       .01
                                               ===========      ===========

* These common equivalent shares were antidilutive.